Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL

PRECEDENT AGREEMENT

This PRECEDENT AGREEMENT (“Precedent Agreement”) is made as of January 25, 2017 (the “Effective Date”) between Spire STL Pipeline LLC (“Pipeline”), a Missouri limited liability company, and Laclede Gas Company (“Customer”), a Missouri corporation. Pipeline and Customer are sometimes referred to herein individually as a “Party”, and together as the “Parties”.
WHEREAS, Pipeline proposes to develop, permit, acquire, construct, own, operate, and maintain a new interstate natural gas pipeline (“Project”) comprising (1) approximately 59 miles of greenfield 24-inch diameter pipeline and appurtenant facilities (“New Pipeline”), with an expected capacity of 400,000 dekatherms of natural gas per day, extending from an interconnection with the Rockies Express Pipeline, LLC (“REX”) in Scott County, Illinois through Greene and Jersey Counties, Illinois and St. Charles and St. Louis Counties in Missouri to its terminus at the interconnection with Line 880 (defined below) and (2) an approximately seven-mile length of 20-inch diameter pipeline to be acquired by Pipeline from Customer which terminates at the interconnection with Enable Mississippi River Transmission, LLC (“MRT”) in St. Louis County, Missouri (“Line 880”);
WHEREAS, the Project will have the ability to receive natural gas at its interconnections with REX and MRT, and will have the ability to deliver natural gas to various points along its system including interconnections with Customer and MRT;
WHEREAS, Customer desires, subject to the satisfaction or waiver of the conditions specified herein, to contract with Pipeline for firm transportation service on the Project Facilities (defined in Section 1 below) as a “Foundation Shipper” on the terms set forth in this Precedent Agreement; and
WHEREAS, subject to the terms and conditions of this Precedent Agreement, Pipeline is willing to develop the Project and to provide the firm transportation service Customer desires.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and intending to be legally bound hereby, Pipeline and Customer agree to the following:

1.Defined Terms.

Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in this Section 1:
“Applicable Laws” means all applicable laws, including federal, state, local, county, municipal, foreign, or international laws, treaties, rules, regulations, ordinances, codes, statutes, orders, judgments, writs, decrees, injunctions, interpretations, licenses, permits, decisions, orders or directives of any court, arbitrator, or governmental authority, in each case, having jurisdiction over the person or subject matter in question.
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1 The appearance of [***] denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Business Day” means any day other than a Saturday, Sunday, or day on which the banks in St. Louis, Missouri are closed.

“Creditworthiness Requirements” has the meaning set forth in Section 10.

“Dekatherm” or “Dth” means a thermal unit of natural gas equal to 1,000,000 British thermal units.

“FERC” means the Federal Regulatory Energy Commission.

“FERC Authorizations” means the FERC Certificate and all other authorizations and approvals from FERC or FERC Staff that are necessary for Pipeline to provide firm transportation service to Customer on the terms and conditions set forth in this Precedent Agreement, that are issued in form and substance acceptable to Pipeline in its reasonable discretion, and that, except to the extent waived by Pipeline in its sole discretion, are final and no longer subject to agency rehearing or reconsideration or court review.

“FERC Certificate” means the certificate of public convenience and necessity under § 7(c) of the Natural Gas Act, 15 U.S.C. § 717f(c), in response to the Certificate Application filed by Pipeline for authority to acquire, construct, own, operate, and maintain the Project Facilities and to provide firm transportation service on the terms and conditions set forth in this Precedent Agreement.

“FERC Certificate Application” means the application to be submitted by Pipeline for the FERC Certificate.

“FERC Staff” means the Staff of the FERC with delegated authority to grant or issue authorizations, waivers, and approvals necessary for the Pipeline to construct, own, operate, and maintain the Project Facilities and to provide the firm transportation service contemplated in this Precedent Agreement.

“FTSA” means the Firm Transportation Service Agreement to be entered into by Pipeline and Customer, the form of which is attached hereto as Exhibit A.

“FTNRA” means the agreement between Pipeline and Customer detailing the negotiated rate that will apply to service under the FTSA to be entered into by Pipeline and Customer, the form of which is attached hereto as Exhibit B.

“Firm Transport Agreement” means the applicable FTSA and FTNRA, together.

“In-Service Date” means the date as specified in Pipeline’s final notice to Customer that Pipeline is ready and able to provide service to Customer in accordance with the Firm Transportation Agreement.

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“Investment Grade” means a credit rating of at least BBB- by S&P, or Baa3 by Moody’s, or any equivalent credit rating by any other rating agency to which the Parties may agree; provided, however, that in the event that an entity has a credit rating from more than one such agency, such entity shall be deemed to have an Investment Grade credit rating only if all such credit ratings are Investment Grade credit ratings.

“Letter of Credit” has the meaning set forth in Section 10(c).

“Line 880” means that portion of the natural gas distribution pipeline, known as “Line 880”, owned as of the Effective Date by Customer that runs from an interconnection point with the New Pipeline to an interconnection point with MRT known as Chain of Rocks.

“Line 880 Authorization” has the meaning set forth in Section 3(b).

“Maximum Daily Transportation Quantity” or “MDTQ” means the quantity of firm transportation service that Customer agrees to receive and Pipeline agrees to provide under the FTSA.

“MPSC” means the Missouri Public Service Commission, the state regulatory authority with jurisdiction over the utility operations and facilities of Customer.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“MRT” means Enable Mississippi River Transmission, LLC.

“Negotiated Reservation Rate” means the negotiated reservation rate that will apply to Pipeline’s firm transportation service to Customer under the FTSA, as set forth in the FTNRA.

“New Pipeline” means the proposed new interstate natural gas pipeline that will run from a point of interconnection with REX in Scott County, Illinois to a point of interconnection with Line 880 in St. Louis County, Missouri.

“Notice to Proceed” means the notice to proceed issued by FERC to commence construction and development of the Project Facilities.

“Other Governmental Authorizations” means all licenses, permits, authorizations, consents, opinions, and approvals by federal, state, or local governmental authorities other than FERC, excluding the Line 880 Authorization, that are necessary for Pipeline to provide firm transportation service to Customer on the terms and conditions set forth in this Precedent Agreement, that are issued in form and substance acceptable to Pipeline in its reasonable discretion, and that, except to the extent waived by Pipeline in its sole discretion, are final and no longer subject to agency rehearing or reconsideration or court review.

“Project” means the development by Pipeline of the Project Facilities and provision of firm transportation service to Customer as contemplated herein.

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“Project Facilities” means the New Pipeline, Line 880, and all associated and appurtenant facilities necessary for Pipeline to provide service to Customer under the Firm Transport Agreement.

“Proposed In-Service Date” has the meaning set forth in Section 2.

“Qualified Institution” means a major U.S. commercial bank, or the U.S. branch offices of a foreign bank, which is not the Customer or Customer’s guarantor (or a subsidiary or affiliate of the Customer or Customer’s guarantor) and which has assets of at least $10 billion dollars and a credit rating of at least “A-” by S&P, or “A3” by Moody's.

“Recourse Rate” has the meaning given such term in FERC’s Policy Statement, Alternatives to Traditional Cost-of-Service Ratemaking for Natural Gas Pipelines, 74 FERC ¶ 61,076 at 61,241 (1996).

“Reimbursable Costs” has the meaning set forth in Section 9(b).

“REX” means the Rockies Express Pipeline, LLC.

“S&P” means Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Tariff” means the Pipeline’s FERC NGA Gas Tariff, as initially approved by FERC and made effective by Pipeline, and as may be revised by Pipeline from time to time.

“Updated Negotiated Reservation Rate” shall have the meaning set forth in Section 4(b).

2.Term and Survival.

(a)    Term. This Agreement commences as of the Effective Date and, unless sooner terminated pursuant to Section 7 [Termination], will continue until the In-Service Date, which is presently anticipated to be November 1, 2018 (the “Proposed In-Service Date”).

(b)    Survival. Notwithstanding Section 2(a), Sections 7, 8, 9, 10, 11, 12, and 13 shall survive the expiration or earlier termination of this Precedent Agreement until the fulfillment or satisfaction of their terms. For the avoidance of doubt, the Parties hereby agree that the creditworthiness and credit support requirements set forth in Section 10, and all provisions of this Precedent Agreement necessary to give meaning and effect to those creditworthiness and credit support requirements, shall remain in full force and effect after the expiration or earlier termination of this Precedent Agreement and throughout the term of the Firm Transport Agreement.

CONFIDENTIAL TREATMENT REQUESTED

3.Pursuit of Authorizations and Cooperation.

(a)    Pipeline Authorizations. The construction, ownership, and operation of the Project Facilities are subject to the jurisdiction and authorization of FERC and will also require receipt of Other Governmental Authorizations. Pipeline will work in good faith using commercially reasonable efforts to seek such contractual and property rights, financing arrangements, and governmental authorizations as may be necessary to acquire, construct, own, operate, and maintain the Project Facilities and to provide firm transportation service to Customer consistent with the terms and conditions of this Precedent Agreement, including filing the FERC Certificate Application and pursuing receipt of the FERC Authorizations and timely filing for and pursuing all Other Governmental Authorizations. Customer agrees to support and cooperate with, and to not oppose, obstruct, or otherwise interfere with in any manner, the efforts of Pipeline to obtain all FERC Authorizations and Other Governmental Authorizations.

(b)    Line 880 Authorization. Pipeline and Customer acknowledge and agree that Customer will require the prior approval of the MPSC to transfer its ownership and operation of Line 880 to Pipeline (“Line 880 Authorization”). Customer will work in good faith using commercially reasonable efforts to seek the Line 880 Authorization, and Pipeline agrees to support and cooperate with, and to not oppose, obstruct, or otherwise interfere with in any manner the efforts of Customer to obtain the Line 880 Authorization. In the event Customer is unable to secure the necessary authority to transfer Line 880 to Pipeline by the date Pipeline receives its Notice to Proceed, Pipeline and Customer will work in good faith to discuss any modifications to this Precedent Agreement (including the Firm Transport Agreement) that are necessary to reflect a modified Project, without Line 880, that maintains the Parties’ relative economic positions hereunder.

(c)    Pipeline Discretion. Pipeline reserves the right to file and prosecute the FERC Authorizations and Other Governmental Authorizations, including any supplements or amendments thereto and, if necessary, any court review, in such manner as it deems to be in its best interest but that is consistent with the terms and conditions of this Precedent Agreement. In no event shall Pipeline be required to file a request for rehearing, an appeal, or a court review petition if any of the FERC Authorizations or Other Governmental Authorizations are denied or granted but with modifications or conditions not contemplated herein or in the Firm Transport Agreement, and are not acceptable to Pipeline in its reasonable discretion.

4.Firm Transport Agreement; Construction.

(a)    Firm Transport Agreement Terms. The terms associated with the firm transportation service to be provided by Pipeline to Customer are set forth in the form of FTSA attached as Exhibit A and the form of FTNRA attached as Exhibit B.

(b)    Negotiated Rate Update. The negotiated rate specified in the FTNRA is based upon Pipeline’s reasonable estimate of the costs of construction and operation of the Project Facilities as of the Effective Date. If Pipeline files at FERC a request to increase the initial maximum lawful Recourse Rate for firm transportation service at any time prior to the In-Service Date, and such request is approved in whole or in part by FERC, Customer’s Negotiated Reservation Rate shall be

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increased by an amount equal to the Negotiated Reservation Rate multiplied by the percentage increase that is represented by the difference between the originally filed initial maximum lawful Recourse Rate and the revised initial maximum lawful Recourse Rate approved by FERC (“Updated Negotiated Reservation Rate”); provided, however, that the total increase in Customer’s Negotiated Reservation Rate, via any and all updates from the original Negotiated Reservation Rate to the ultimate Updated Negotiated Reservation Rate, shall not exceed $0.02 per dekatherm per day. Pipeline will tender to Customer an amended and restated Firm Transport Agreement reflecting such Updated Negotiated Reservation Rate and, if the Firm Transport Agreement had been previously executed, Customer will execute and return to Pipeline the amended and restated Firm Transport Agreement within five (5) Business Days.

(c)    Initial Maximum Lawful Recourse Rate Ceiling. Notwithstanding anything to the contrary in Section 4(a) or 4(b), in no event will Customer’s Negotiated Reservation Rate or Updated Negotiated Reservation Rate (as applicable) exceed the maximum lawful recourse rate in effect on the In-Service Date.

(d)    Execution of Firm Transport Agreement. Except as provided in Section 4(b), no later than 30 days after the date on which Pipeline submits its written acceptance of the FERC Certificate, Pipeline and Customer will execute the Firm Transport Agreement which will comprise: (a) the FTSA substantially in the form set forth in Exhibit A and (b), and the FTNRA substantially in the form set forth in Exhibit B; provided that the Firm Transport Agreement tendered by Pipeline and executed by Customer will be updated to reflect any Updated Negotiated Reservation Rate effectuated pursuant to Section 4(b).

(e)    Effect of Firm Transport Agreement Execution Prior to In-Service Date. Once fully executed, the Firm Transport Agreement will be binding and effective, but its terms will be subject to the satisfaction or waiver of any remaining conditions precedent set forth in this Precedent Agreement, as well as the completion of and commencement of service on the Project Facilities.

(f)    Construction of Project. Upon satisfaction of all conditions precedent and receipt of its Notice to Proceed from FERC, Pipeline will proceed in good faith and with reasonable diligence to construct the Project Facilities and use commercially reasonable efforts to meet the Proposed In-Service Date. If Pipeline is unable to complete construction of the Project and place the Project Facilities into operation by the Proposed In-Service Date, Pipeline will continue to proceed to complete such construction, place such facilities into operation, and commence transportation service for Customer.

5.Foundation Shipper Status; FERC Approval of Firm Transport Agreement.

(a)    Customer has requested and Pipeline has agreed to afford Customer the status of Foundation Shipper in the Project. As such, Customer understands that Pipeline has included in its Open Season posting for the Project a description of the benefits available to prospective shippers that seek Foundation Shipper status.

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(b)    Customer acknowledges and agrees that, upon its determination that such filing is necessary or advisable, Pipeline may file (i) Customer’s FTSA for purposes of obtaining FERC acceptance of such agreement as a non-conforming service agreement and (ii) Customer’s FTNRA (or the negotiated rate set forth in the FTNRA) for purposes of obtaining FERC acceptance of such agreement as a negotiated rate agreement (or such negotiated rate). Pipeline shall provide notice to Customer prior to such filing and Customer shall have the right, consistent with the provisions of Section 3(a), to participate in the FERC proceeding and take positions intended to preserve the benefits of its agreement(s). In the event FERC issues an order declining to accept Customer’s FTSA or FTNRA or accepting such agreement(s) subject to modification or condition, the Parties agree to negotiate in good faith to preserve the economic terms of this Precedent Agreement to the greatest degree possible in order to comply with the FERC order.

6.Information Rights.

To the extent permitted by Applicable Laws, Pipeline will include Customer in periodic meetings for the Project, in person or via teleconference, to discuss project status and developments and keep Customer apprised of all significant developments. Pipeline will reasonably promptly notify Customer of any delays or changes to the anticipated In-Service Date.

7.Conditions Precedent.

(a)    Conditions Precedent to Pipeline’s Obligations. The obligations of Pipeline under this Agreement and the Firm Transport Agreement are expressly subject to the satisfaction or waiver, in Pipeline’s sole discretion, of the following conditions precedent:

(1)    Pipeline’s determination, by the date that is ninety (90) days after the Notice to Proceed, that the Project remains economically viable;

(2)    Issuance of the FERC Authorizations and all Other Governmental Authorizations necessary for Pipeline, in its sole discretion, to commence construction by September 30, 2019;

(3)    Receipt by Pipeline of all necessary rights-of-way, easements, other real property rights, and permits for the Project Facilities in form and substance acceptable to Pipeline; and

(4)    Customer’s continuous satisfaction of the Creditworthiness Requirements set forth in Section 10.

(b)    Conditions Precedent to Customer’s Obligations. The obligations of Customer under this Agreement and the Firm Transport Agreement are expressly subject to the satisfaction of the following conditions precedent:

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(1)    Submission by the Pipeline of its FERC Certificate Application by January 31, 2018; and

(2)    Commencement by Pipeline of construction of the Project Facilities by November 30, 2019.
(c)    The satisfaction or waiver of a condition precedent set forth in Section 7(a) or Section 7(b) must be communicated by the Party for whose benefit the condition precedent exists in writing to the other Party.

8.Termination; No Liability for Project Delay or Failure.

(a)    Termination by Pipeline. If any condition precedent specified in Section 7(a) is not satisfied by the applicable deadline and Pipeline does not waive the condition or extend the time for its satisfaction by written notice to Customer, then Pipeline will have the right to terminate this Precedent Agreement, without liability to Customer (except in the case of Customer’s failure to satisfy the Creditworthiness Requirements, which shall be a default as specified in Section 8(c)), which termination shall be effective upon 30 days’ prior written notice to Customer.

(b)    Termination by Customer. If any condition precedent specified in Section 7(b) is not satisfied by the applicable deadline and Customer does not waive the condition or extend the time for its satisfaction by written notice to Pipeline, then Customer will have the right to terminate this Precedent Agreement, without liability to Pipeline except as provided in Section 9, which termination shall be effective upon 30 days’ prior written notice to Pipeline.

(c)    Termination for Default. If either Party defaults on any of its material obligations under this Precedent Agreement or, if then executed, the Firm Transport Agreement, the non-defaulting Party shall have the right to terminate this Precedent Agreement immediately if, after its provision of written notice of termination to the defaulting Party, defaulting Party has failed to cure such default to the satisfaction of non-defaulting Party within 30 days of the date of such termination notice. Such termination rights shall be in addition to and in no way act as a limitation on the non-defaulting Party’s exercise of its rights and remedies at law or in equity. In addition to, and not in lieu of any rights or remedies it may have at law or in equity, if Pipeline terminates this Precedent Agreement under this Section 8(c), Customer shall be liable for reimbursement as provided in Section 9.

(d)    Effect of Termination. Any termination of this Precedent Agreement will be deemed to terminate the Firm Transport Agreement.

(e)    Events Not Default. Pipeline will not be in breach of or liable to Customer under this Precedent Agreement and, subject to Customer’s termination rights under this Section 8, Customer will not be relieved of any of its obligations hereunder, as a result of the delay or failure of Pipeline, despite its exercise of commercially reasonable efforts, to (1) secure the FERC Authorizations or any Other Governmental Authorization, (2) construct the Project Facilities, or (3) commence service to Customer by the Proposed In-Service Date (or at all).

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9.Customer Reimbursement

(a)If Customer terminates this Precedent Agreement pursuant to Section 8(b), or if Pipeline terminates this Precedent Agreement pursuant to Section 8(c), then in either case Customer agrees to pay in full its proportionate share (as determined by comparing Customer’s MDTQ to the anticipated initial firm capacity of the Project as of the date of termination of this Precedent Agreement) of all Reimbursable Costs that are duly itemized and presented by Pipeline to Customer; provided that Customer’s Reimbursable Costs responsibility shall not exceed the amount that would be the net present value of Customer’s total Negotiated Reservation Rate responsibility for the Primary Term of the FTSA.

(b)“Reimbursable Costs” shall mean those documented costs and expenses reasonably incurred or accrued by Pipeline in connection with the performance of Pipeline’s obligations under this Precedent Agreement from and after the Effective Date, or for which Pipeline has become contractually obligated to pay from and after the Effective Date, until and including the date of the Precedent Agreement termination that triggers reimbursement. Reimbursable Costs include costs with respect to engineering and design services (including mobilization and demobilization of contractors), surveying, preparation of regulatory, environmental, and other applications or permits (including the FERC Authorizations and Other Governmental Authorizations), legal services, environmental and consulting services, company and contract labor, right of way, easement and real property right acquisition, material and equipment costs and expenses (including costs and expenses incurred for long lead time items) net of salvage value as determined by Pipeline, internal overhead and carrying costs (including Allowance for Funds Used During Construction) accrued as of the date of termination of the Precedent Agreement, and to the extent that reimbursement by Customer to Pipeline of any portion of these costs or expenses is considered taxable income to Pipeline or any member of Pipeline (direct or indirect), reimbursement for such tax effect. Pipeline shall use reasonable efforts to minimize the Reimbursable Costs to be reimbursed by Customer pursuant to this Section 9, including reasonable efforts to sell or assign the materials and supplies, if any, that will not be used for the Project as a result of the termination of Customer’s Precedent Agreement. The parties acknowledge that Pipeline has already spent a considerable sum on these types of costs prior to the Effective Date. Reimbursable Costs shall not include any such expenditures incurred prior to the Effective Date.

(c)If Customer is obligated to reimburse Pipeline for Reimbursable Costs pursuant to Section 9(a), then Customer will pay Pipeline in full all Reimbursable Costs which are invoiced to Customer not later than thirty (30) days from the date of Customer’s receipt of Pipeline’s invoice. Customer will have the right, upon at least fifteen (15) days prior written notice to Pipeline, to audit the books and records of Pipeline solely relating to any invoiced Reimbursable Costs, provided that any such audit will be conducted during normal business hours and at Customer’s sole cost and expense. Customer will have one (1) year after the date of receipt of Pipeline’s invoice for Reimbursable Costs to audit or dispute all or any such invoiced Reimbursable Costs, after which Pipeline’s invoice shall be presumed correct. Notwithstanding the pendency of any dispute, Customer agrees to pay Pipeline’s invoice in full when due and such payment will be subject to a full or partial refund, as applicable, in the event Customer prevails in challenging the cost.

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10.Creditworthiness Requirements.

On or before ten days after the Effective Date or within three (3) days after Pipeline’s written request, Customer must demonstrate that it satisfies one of the creditworthiness requirements set forth below (the “Creditworthiness Requirements”):

(a)    Customer is Investment Grade;

(b)    Customer furnishes to Pipeline a guaranty from a parent company or an affiliated third party that is Investment Grade, where the guaranty (1) extends for the term of this Precedent Agreement and Firm Transport Agreements, (2) guarantees all payment obligations of Customer under this Precedent Agreement and the Firm Transport Agreement and (3) is in a form reasonably acceptable to Pipeline; or

(c)    At Customer’s cost, Customer furnishes to Pipeline a standby irrevocable letter of credit (in a form reasonably acceptable to Pipeline) from a Qualified Institution (the “Letter of Credit”) in an amount up to Customer’s proportionate share (as prorated based on the maximum daily quantities among all customers that have a precedent agreement in effect with Pipeline and/or firm transportation service agreement for service on the Project Facilities that will be in effect on the In-Service Date) of the total costs associated with the Project, less depreciation following the In-Service Date; provided that such required Letter of Credit amount shall not exceed the amount that would be the net present value of Customer’s total outstanding Negotiated Reservation Rate responsibility for the Primary Term (or any subsequent elected rollover or extended term) of the FTSA. Pipeline may require Customer at its cost to substitute a Qualified Institution if the Letter of Credit provided is, at any time, from a financial institution which is no longer a Qualified Institution.

The failure of Customer to timely supply or maintain the Creditworthiness Requirements in no way relieves Customer of its other obligations under this Precedent Agreement nor Pipeline’s right to seek damages or performance under this Precedent Agreement nor Pipeline’s right to obtain reimbursement from Customer pursuant to Section 9 upon Pipeline’s termination of this Precedent Agreement due to Customer’s failure to timely supply or maintain the Creditworthiness Requirements. The Creditworthiness Requirements are in addition to, and not in lieu of, any requirements under Pipeline’s Tariff, will survive the termination of this Precedent Agreement, and will remain in effect for the term of the Firm Transport Agreement.

11.Representations and Warranties.

Each Party represents and warrants to the other Party as of the Effective Date as follows:

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(a)it is duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation and each other jurisdiction where failure to so qualify would have a material adverse effect on its ability to perform its obligations under this Precedent Agreement;
(b)it has all necessary corporate power and authority to execute, deliver, and perform its obligations under this Precedent Agreement, and the execution, delivery, and performance by it of this Precedent Agreement has been duly authorized by all necessary corporate action on its part;
(c)the execution, delivery and performance by it of this Precedent Agreement does not and will not: (a) result in a breach of or constitute a default under its organizational or governance documents, or any agreement relating to its management; (b) result in a breach of or constitute a default under any trust indenture, deed of trust, mortgage, loan agreement or other evidence of indebtedness, or any other material agreement to which it is a party, or by which its property may be bound; and (c) violate any Applicable Laws; and
(d)upon execution by both Parties, this Precedent Agreement constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally and by general principles of equity.
12.Confidentiality.

Neither Party shall disclose the terms or conditions of this Precedent Agreement or Firm Transport Agreement to a third party (other than the Party’s or its members’ affiliates, employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except as expressly provided herein or in order to comply with any Applicable Laws or in connection with any court or regulatory proceeding; provided, however, each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure; and provided, further, that the Parties acknowledge and agree that Pipeline shall have the right to disclose such terms and conditions of this Precedent Agreement and Firm Transport Agreement as it deems necessary, in its reasonable discretion, to pursue the successful prosecution of the FERC Authorizations or Other Governmental Authorizations. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. This Section 12 shall be deemed to supersede and terminate any confidentiality agreement which the Parties may have executed prior to the execution of this Precedent Agreement and which pertains to the subject matter of the Project.

13.No Consequential Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS PRECEDENT AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, OR FOR ANY LOST PROFITS OR LOST

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REVENUES, HOWEVER ARISING, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOST PROFITS OR REVENUES.

14.Notice.

All notices required or permitted under this Precedent Agreement must be written and will be deemed given and received (a) if by personal delivery, on the date of such delivery, (b) if by electronic mail, on the transmission date if sent before 4:00 pm U.S. central time on a business day or, in any other case, on the next business day, (c) if by nationally recognized overnight courier, on the next business day following deposit for next business day delivery, or (d) if by certified mail, return receipt requested with postage prepaid, on the third business day following deposit. Notice must be addressed at the address or electronic mail address shown below for, or such other address as may be designated by notice by such Party:

If to Company: Spire STL Pipeline LLC Attn: Scott, Jaskowiak, Vice President 700 Market Street, 6th Floor St. Louis, MO 63101 Email: scott.jaskowiak@spireenergy.com	with a copy to: Spire STL Pipeline LLC Attn: Castor Armesto, General Counsel 700 Market Street, 6th Floor St. Louis, MO 63101 Email: legalnotices@spireenergy.com
If to Customer: Laclede Gas Company Attn: Scott Woley, Vice President 700 Market Street, 1st Floor St. Louis, MO 63101 Email: scott.woley@spireenergy.com	with a copy to: Laclede Gas Company Attn: David Abernathy, General Counsel 700 Market Street, 6th Floor St. Louis, MO 63101 Email: david.abernathy@spireenergy.com

15.Miscellaneous.

(a)Entire Agreement; Amendment. All recitals set forth in, and all Exhibits attached to, this Precedent Agreement are by this reference incorporated into this Precedent Agreement. This Precedent Agreement sets forth the entire understanding and agreement, and supersedes any and all prior agreements, written or oral, between the Parties with respect to the subject matter hereof. This Precedent Agreement can only be amended by a writing signed by the authorized representative of each Party. The Parties recognize and agree that neither Party will be obligated by its course of conduct to perform any future transactions hereunder.
(b)Interpretation. The singular includes the plural, and vice versa. The term “includes” and its derivative expressions mean “includes, but is not limited to” and the corresponding derivative expressions. Unless set forth expressly otherwise, the term “Section” means a section of this Precedent Agreement. Unless paired with the word “either”, the term “or” is inclusive and not exclusive. The term “days” refers to calendar days, and the term “year” refers to a period of twelve consecutive months. The captions and section headings set forth in this Precedent Agreement are for convenience only. Nothing in this Precedent Agreement can be construed against either Party as the alleged drafter thereof.

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(c)Binding Effect; Assignment. This Precedent Agreement binds and inures to the benefit of the Parties and their respective successors and permitted assigns. Any company which succeeds by purchase, merger, or consolidation of title to the properties, substantially as an entirety, of Pipeline or Customer will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement. Otherwise, neither Party may assign this Precedent Agreement (including, if executed and to the extent permitted by law, the Firm Transport Agreement) without the prior written consent of the other Party. Upon any assignment of this Precedent Agreement or the Firm Transport Agreement by Customer, or a permanent release of all or any portion of Customer’s capacity under the FTSA, Customer’s assignee or permanent replacement Customer, as the case may be, will be required to comply with the Creditworthiness Requirements for the remaining term of, as applicable, this Precedent Agreement or the Firm Transport Agreement.
(d)Waiver; Severability. Waiver by either Party of any breach of the terms and conditions contained in this Precedent Agreement will not be construed as a waiver of any other or continuing breach. The invalidity or unenforceability of any provision of this Precedent Agreement will not affect the validity or enforceability of its other provisions.
(e)Governing Law; Venue. This Precedent Agreement will be governed by laws of the State of Missouri, without regard to its conflicts of law rules. Any dispute or proceeding between the Parties arising out of this Precedent Agreement must be commenced and maintained exclusively in the state or federal courts having jurisdiction over St. Louis County, Missouri, and each Party submits itself unconditionally and irrevocably to the personal jurisdiction of such courts. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THE PRECEDENT AGREEMENT.
(f)Counterparts. This Precedent Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Precedent Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronic copies of any signed original agreement will be deemed the same as delivery of an original. Upon request, any Party will confirm electronic copies of any signed original document by signing and delivering a duplicate original document.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties hereto have caused this Precedent Agreement to be duly executed by their duly authorized officers as of the Effective Date.

Pipeline: Spire STL Pipeline LLC By: /s/ Michael C. Geiselhart Michael C. Geiselhart President	Customer: Laclede Gas Company By: /s/ Scott Woley Scott Woley Vice President

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL

EXHIBIT A
to
PRECEDENT AGREEMENT
between
SPIRE STL PIPELINE LLC
and
LACLEDE GAS COMPANY

FORM OF FIRM TRANSPORTATION SERVICE AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

FIRM TRANSPORTATION SERVICE AGREEMENT
FOR RATE SCHEDULE FTS

Contract No. _____________

This TRANSPORTATION SERVICE AGREEMENT (this “Agreement”) is made and entered into as of the __ day of ____________, 20__, by and between Spire STL Pipeline LLC, a Missouri limited liability company, hereinafter referred to as “Transporter” or “Spire,” and Laclede Gas Company, a Missouri corporation, hereinafter referred to as “Customer,” and, together with Transporter, individually each as a “Party,” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Customer has requested Transporter to provide firm transportation service through the Transporter’s interstate natural gas pipeline system on Customer’s behalf;

WHEREAS, Transporter has sufficient capacity available on Transporter’s system to provide Firm Transportation Service to Customer pursuant to Transporter’s Rate Schedule FTS (Firm Transportation Service) and on the terms specified herein; and

WHEREAS, Customer meets the eligibility criteria for the receipt of Firm Transportation Service from Transporter as set forth in Transporter’s tariff on file with and approved by the Federal Energy Regulatory Commission (“FERC” or “Commission”) as may be amended from time to time (“FERC NGA Gas Tariff”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that Transporter shall transport for Customer, on a firm basis, and Customer shall furnish, or cause to be furnished, to Transporter natural gas for such transportation during the term hereof, at the rates and on the terms and conditions specified herein:
ARTICLE I
TERM OF AGREEMENT

1.1    Primary Term. This Agreement shall be effective as of the date first above written and shall remain in effect for a Primary Term of twenty (20) years, commencing November 1, 2018, or from such later date when Transporter shall notify Customer that those facilities required to provide Firm Transportation Service to Customer are completed and placed into commercial service.

1.2    Evergreen. At the conclusion of the Primary Term and any extension term agreed to by the Parties, this Agreement shall continue in effect from year to year unless terminated by either Party upon the provision of not less than one (1) year’s prior written notice to the other Party.

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CONFIDENTIAL TREATMENT REQUESTED

1.3     Contractual Right of First Refusal. In accordance with Section 15.3 of the General Terms and Conditions of Transporter’s Tariff, Transporter agrees that Customer shall have a Contractual Right of First Refusal.
ARTICLE II
TRANSPORTATION SERVICE
2.1    Subject to the terms and provisions of this Agreement, Customer may on any Gas Day cause Gas to be tendered to Transporter at the Receipt Point(s) identified on Appendix 1 to this Agreement, up to the maximum quantities identified for each Receipt Point shown on Appendix 1, and up to a total quantity equal to Customer’s Maximum Daily Transportation Quantity (“MDTQ”) plus Transporter’s applicable Fuel Use and Lost Gas (“F&L”) gas retention quantities, and Transporter agrees to tender equivalent quantities of Gas (less applicable retained F&L gas) to or for the account of Customer, on a firm basis, at the Delivery Point(s) and up to the maximum Delivery Point quantities shown on Appendix 1 to this Agreement.
2.2    If requested by Customer, Transporter may provide Transportation Service for daily quantities in excess of the Customer’s MDTQ if Transporter can do so without adverse effect on the operation of Transporter’s system or Transporter’s ability to meet all higher priority service obligations. Any such service will be subject to all applicable rate and non-rate terms specified in Transporter’s FERC NGA Gas Tariff for authorized overrun service.
2.3    If a firm customer of Customer (“Bypassing Customer”) directly connects with Transporter and terminates its customer relationship with Customer, Customer shall have the right to reduce its MDTQ upon written notice to Transporter, which right must be exercised not more than thirty (30) days after Transporter’s direct service to Bypassing Customer has commenced. The amount of the reduction elected by Customer will reflect no more than the amount of capacity Customer had reserved under this Agreement that was no longer needed by Customer to serve on a firm basis those service requirements of the Bypassing Customer that had been terminated. Customer will support its requested MDTQ reduction with sufficient documentation to show its historical firm service relationship with Bypassing Customer (over a period of at least two years), Bypassing Customer’s termination of such service by Customer, and Customer’s lack of need for that proportion of MDTQ caused by such termination. Following Customer’s notice to Transporter, the MDTQ reduction shall be effective on the later of (i) the first day of the second calendar month after Transporter’s service to Bypassing Customer has commenced and (ii) the first day of the calendar month after the termination of the Customer’s service relationship with Bypassing Customer. Nothing contained in this section will preclude Customer from claiming and exercising any additional rights to reduce its MDTQ available to bypassed local distribution companies under FERC law or policy.

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CONFIDENTIAL TREATMENT REQUESTED

ARTICLE III
POINTS OF RECEIPT/DELIVERY

3.1    On each Day during the term specified in Article I,

a.
Customer shall deliver or cause to be delivered Gas nominated and confirmed pursuant to the terms of Transporter’s FERC NGA Gas Tariff, plus Fuel Use and Lost Gas as applicable, at the Receipt Point(s). Transporter agrees to accept on a firm basis the quantity nominated by Customer and confirmed by Transporter at the Receipt Point(s) up to the maximum quantity specified for each Receipt Point in Appendix 1 to this Agreement and on an aggregate basis up to Customer’s MDTQ specified in Appendix 1, plus the applicable Fuel Use and Lost Gas quantities; and

b.	Transporter shall transport Customer’s nominated and confirmed quantity of Gas on a firm basis from the Receipt Point(s) to the Delivery Point(s); and

c.
Transporter shall tender to or for the account of Customer, on a firm basis at the Delivery Point(s), equivalent quantities of Gas to the quantity nominated by Customer and confirmed by Transporter at the Receipt Point(s).

3.2    The Primary Receipt Point(s) and Primary Delivery Point(s) are identified in Appendix 1 to this Agreement.
ARTICLE IV
RATES AND CHARGES, FUEL & LOSSES

4.1    Except where a Negotiated Rate or Discounted Rate is applicable, each Month, Customer shall pay Transporter for the service hereunder an amount determined in accordance with Transporter’s Rate Schedule FTS and the applicable provisions of the General Terms and Conditions of Transporter’s FERC NGA Gas Tariff, as filed with the Commission, for service to a Maximum Lawful Recourse Rate Customer. A Maximum Lawful Recourse Rate Customer shall be charged the maximum applicable Monthly Reservation Rate, Usage Rate, and all applicable charges and surcharges under Transporter’s FERC NGA Gas Tariff, and shall be subject to the applicable F&L gas charges or reimbursement percentage(s) set forth in Transporter’s FERC NGA Gas Tariff.

4.2    Unless Transporter and Customer agree otherwise in writing, Customer shall pay the maximum applicable Overrun Rates and any applicable penalties set out in Transporter’s FERC NGA Gas Tariff.

4.3    It is further agreed that Transporter may seek authorization from the Commission and/or other appropriate regulatory body for changes to any rates, terms, and conditions set forth herein, in Rate Schedule FTS or in the General Terms and Conditions of Transmission Provider’s FERC NGA Gas Tariff. Nothing herein contained shall be construed to deny Customer any rights it may have under the Natural Gas Act, as amended, including the right to participate fully in such

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CONFIDENTIAL TREATMENT REQUESTED

rate or tariff change proceedings, by intervention or otherwise, to contest Transporter’s filing in whole or in part.
ARTICLE V
NOTICE

Except as may be otherwise provided and agreed to by the Parties in writing, any notice, request, demand, statement or bill provided for in this Agreement or any notice which a Party may desire to give the other shall be in writing and delivered personally, sent by facsimile (with transmission confirmation by sender’s machine), sent by electronic mail (with confirmation by recipient), sent by reliable delivery service (e.g., FedEx, UPS), or mailed by regular mail, effective as of the postmark date, to the post office address of the Party intended to receive the same, as the case may be, as follows:

Transporter:        Spire STL Pipeline LLC
700 Market Street
St. Louis, Missouri 63101

Attention:     Castor Armesto, General Counsel
Facsimile:     (314) 421-1979
E-mail:     Castor.Armesto@spireenergy.com

Customer:        Laclede Gas Company
700 Market Street
St. Louis, Missouri 63101

Attention:     Scott Woley, Vice President
Facsimile:     (314) 658-8466
Email:         scott.woley@spireenergy.com
ARTICLE VI
INCORPORATION BY REFERENCE

The provisions of Rate Schedule FTS, the applicable Rate Schedule FTS Rate Section, and the General Terms and Conditions (“GT&C”) of Transporter’s FERC NGA Gas Tariff are specifically incorporated herein by reference and made a part hereof. Terms defined in Rate Schedule FTS, the Rate Schedule FTS Rate Section, or in the GT&C and used in this Agreement shall be deemed to have the meaning given such terms in Rate Schedule FTS, the Rate Schedule FTS Rate Section, and the GT&C.

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CONFIDENTIAL TREATMENT REQUESTED

ARTICLE VII
MISCELLANEOUS

7.1    This Agreement supersedes and cancels the following contract between the parties hereto effective: None.
7.2    Customer warrants that, to the extent applicable, upstream and downstream transportation arrangements are in place, or will be in place as of the requested effective date of service, and that Customer has advised the upstream and downstream transporters of the receipt and delivery points under this Agreement and any quantity limitations for each point as specified on Appendix 1 attached hereto.

7.3    This Agreement will be governed by laws of the State of Missouri, without regard to its conflicts of law rules.

7.4    Nothing in this Agreement shall be deemed to create any rights or obligations between the Parties hereto after the expiration of the term set forth herein, except that termination of this Agreement shall not relieve either Party of the obligation to correct any quantity imbalances, or relieve Customer of the obligation to pay any amounts due hereunder to Transporter.

* * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective Officers or Representatives thereunto duly authorized.

Spire STL Pipeline LLC

By ______________________________________

Its ______________________________________

Laclede Gas Company

By ______________________________________

Its ______________________________________

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CONFIDENTIAL TREATMENT REQUESTED

APPENDIX 1
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
SPIRE STL PIPELINE LLC
and
LACLEDE GAS COMPANY

Dated: _______ __, 20__
I.    MAXIMUM DAILY TRANSPORTATION QUANTITY:     350,000 Dth/day

II.    MAXIMUM PRIMARY RECEIPT POINT RIGHTS:

(1)    REX:                             350,000 Dth/day

Minimum Receipt Pressure: 900 pounds per square inch gauge, unless otherwise agreed by Spire.

(2)    ENABLE MISSISSIPPI RIVER TRANSMISSION
at Chain of Rocks:                      150,000 Dth/day

III.    MAXIMUM PRIMARY DELIVERY POINT RIGHTS:

LACLEDE AGGREGATE:                     350,000 Dth/day

IV.    SECONDARY POINTS:

Subject to availability and per Transporter’s FERC NGA Gas Tariff, Customer shall have secondary access to all receipt and delivery points on Transporter’s system.

V.    RATES AND CHARGES:

Check as applicable: Discounted Rate ___; Negotiated Rate _X__; Maximum Lawful Recourse Rate ___

For Discounted and Negotiated Rates, see Appendix 2 of this Agreement.

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CONFIDENTIAL TREATMENT REQUESTED

VI.    FOUNDATION SHIPPER TERMS:

a.    Unilateral 5-Year Term Extension Rights. Customer shall have the right, at the conclusion of the Primary Term, to request and receive up to two successive unilateral five (5) year contract term extensions. To exercise the term extension rights provided in this paragraph, Customer must provide notice to Transporter not less than one (1) year prior to termination of the Primary Term of Customer’s election to take the first unilateral five (5) year contract extension and whether Customer elects to change to the then-effective maximum lawful recourse rate for the extension term. If Customer exercises its right to elect the first five (5) year contract extension, then Customer shall have the right to elect a second five (5) year term extension by providing notice not less than one year prior to the termination of the first five (5) year extension of its election (and, if it had not previously elected the maximum lawful recourse rate, its determination whether to continue the negotiated rate or to change to the then-effective maximum lawful recourse rate for the second extension term).

b.    Future Projects. Customer will have the right to obtain any foundation or anchor shipper status available in the event of any future expansion project undertaken by Transporter.

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CONFIDENTIAL TREATMENT REQUESTED

APPENDIX 2
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
SPIRE STL PIPELINE LLC
and
LACLEDE GAS COMPANY

Dated: _______ __, 20__
(“FTS Agreement”)

STATEMENT OF NEGOTIATED RATES
[Terms as set forth in that certain Firm Transportation Negotiated Rate Agreement between Pipeline and Customer dated ______________]

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CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL

EXHIBIT B
to
PRECEDENT AGREEMENT
between
SPIRE STL PIPELINE LLC
and
LACLEDE GAS COMPANY

NEGOTIATED RATE LETTER AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL

[SPIRE STL PIPELINE LETTERHEAD]

[DATE]

Laclede Gas Company
Attn: MR. Scott Woley
Vice President, Gas Supply
700 Market Street, 1st Floor
St. Louis, MO 63101
Email: scott.woley@spireenergy.com

Re:    Firm Transportation Service Agreement Under Rate Schedule FTS
Between Spire STL Pipeline LLC and Laclede Gas Company;
Firm Transportation Negotiated Rate Agreement

Ladies and Gentlemen:

Spire STL Pipeline LLC (“Pipeline”) and Laclede Gas Company (“Customer”) are parties to that certain Precedent Agreement (“PA”), dated January 25, 2017, pursuant to which Pipeline has agreed to seek all necessary governmental authorizations to acquire, construct, own, operate, and maintain the Spire STL Pipeline Project, and, subject to certain conditions precedent, Pipeline and Customer have agreed to enter into a Firm Transportation Service Agreement (“FTS Agreement”) for the provision by pipeline of service to Customer, all on the terms and conditions specified therein.
By this letter agreement (“Firm Transportation Negotiated Rate Agreement” or “FTNRA”), Pipeline and Customer are implementing a negotiated rate applicable to service under the FTS Agreement. Pipeline and Customer hereby agree that the provisions on the attached Pro Forma Statement of Negotiated Rates reflects the terms of their agreement, including the effectiveness of the negotiated rate; provided, however, that the Negotiated Reservation Rate specified on the attached Statement will be subject to modification prior to the effectiveness of such negotiated rate in accordance with the terms of Section 4(b) of the PA.
Assuming satisfaction or waiver of the conditions precedent in the PA and no early termination thereof, as well as Pipeline’s anticipated completion of construction and commencement of commercial operation of the Spire STL Pipeline Project, and in accordance with all applicable filing requirements of the Federal Energy Regulatory Commission (“Commission”), Pipeline will file for effectiveness a Statement of Negotiated Rates containing rate-related provisions identical to those provisions on the attached Pro Forma Statement of Negotiated Rates in accordance with Section 18 of the General Terms and Conditions of its FERC NGA Gas Tariff. Customer will have

CONFIDENTIAL TREATMENT REQUESTED

the right to participate in such Commission proceeding as provided in Section 5(b) of the PA. Such Statement of Negotiated Rates will, moreover, supersede and replace Appendix 2 of that certain FTS Agreement entered into by and between Pipeline and Customer in accordance with the terms of the PA.
Notwithstanding the foregoing, Pipeline and Customer hereby acknowledge and agree to honor and effectuate the adjustments, if any, to the Negotiated Reservation Rate as set forth in Section 4(b) of the PA, in accordance with the terms thereof, and to amend and restate the Pro Forma Statement of Negotiated Rates attached to this FTNRA as necessary. Customer agrees that Pipeline will have the right to file with the Commission for effectiveness any such amended and restated Statement of Negotiated Rates, and Customer will have the right to participate in such Commission proceeding as provided in Section 5(b) of the PA.
If the foregoing accurately sets forth your understanding of the matter covered herein, please so indicate by having a duly authorized representative sign in the space provided below and returning an original signed copy to the undersigned.
Sincerely,
Spire STL Pipeline LLC

Michael C. Geiselhart
President

ACCEPTED AND AGREED TO
THIS __ DAY OF [____],_____

LACLEDE GAS COMPANY

________________________________
Scott Woley
Vice President

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CONFIDENTIAL TREATMENT REQUESTED

APPENDIX 2
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
SPIRE STL PIPELINE LLC
and
LACLEDE GAS COMPANY

Dated: _______ __, 20__
(“FTS Agreement”)

STATEMENT OF NEGOTIATED RATES

I.	Customer Name: Laclede Gas Company

II.	Contract Number: ___________________

III.	Rate Schedule: FTS

IV.	Maximum Daily Transportation Quantity: 350,000 Dth/d

V.	Primary Receipt Points: REX, Enable MRT (Chain of Rocks)

VI.	Primary Delivery Point: Laclede Aggregate

VII.	Negotiated Reservation Rate: $[***][1] per Dth per Day.

VIII.    Usage Charge and Applicable Surcharges:

Customer is responsible for payment of the maximum recourse usage charge applicable to service under Rate Schedule FTS as well as (1) the ACA surcharge, and (2) any other surcharge of general applicability that Transporter is authorized to charge Rate Schedule FTS shippers pursuant to Transporter’s FERC NGA Gas Tariff. Except for the foregoing charges and surcharges, Customer will not be subject to any other charges or surcharges in connection with firm service from Transporter under Rate Schedule FTS.

______________________
1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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CONFIDENTIAL TREATMENT REQUESTED

IX.    Rate Adjustment for New Tax Responsibility:

Pipeline and Customer agree that the negotiated reservation rate specified above will be subject to adjustment in the event and to the extent that Pipeline becomes liable during the term of this Negotiated Rate Agreement for any federal, state, or local tax (including without limitation personal or real property taxes) associated with the operation of Pipeline’s interstate pipeline system or provision of service to Customer that was not in effect or imposed as of the date of execution of that certain Precedent Agreement between Pipeline and Customer (“New Tax Responsibility”).  For the avoidance of doubt, New Tax Responsibility will not include any changes to tax rates for taxes already in effect and imposed as of the date of the execution of said Precedent Agreement. The rate adjustment added to Customer’s negotiated reservation rate will be Customer’s proportionate share of Pipeline’s cost responsibility for such New Tax Responsibility, which shall be calculated by multiplying Pipeline’s annual assessment for such New Tax Responsibility by the ratio of Customer’s MDTQ to Pipeline’s total certificated firm capacity, then dividing that amount by the product of Customer’s MDTQ and 365.  Pipeline will re-file such adjusted negotiated rate with the Federal Energy Regulatory Commission, and Customer will not oppose Pipeline’s filing, or the effectiveness of the adjusted negotiated rate.

X.    Fuel Use and Lost Gas:

Customer agrees to provide Fuel Use and Lost Gas in the amount specified in the statement of rates applicable to Rate Schedule FTS from time to time.

XI.    Term:

The Primary Term of this negotiated rate agreement is twenty (20) years from the date of commencement of service under the FTS Agreement. This negotiated rate shall be and remain in effect throughout the Primary Term of the FTS Agreement and any and all one-year rollover terms following the end of such Primary Term if this negotiated rate was in effect during the preceding term. Moreover, if Customer elects to extend the FTS Agreement term for either or both five-year contract term extensions as set forth in Customer’s FTS Agreement, Customer will have the option to maintain the negotiated rate (in the case of the first contract term extension and, if it so elected, in the case of the second contract term extension, as well), or to change to the then-effective maximum lawful recourse rate, by written notification to Transporter in the same notification in which Customer conveys its election of the five-year extension option. In the event Customer elects to change to the then-effective maximum lawful recourse rate for a five-year extension term, this negotiated rate will terminate upon the conclusion of the term immediately preceding the five-year extension term to which Customer’s election applies.

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